Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer, (805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS, INC. SIGNS LETTER OF INTENT TO ACQUIRE MICROWAVE POWER, INC.

CAMARILLO, California – March 8, 2004 — AML Communications, Inc. (AMLJ.OB)

AML Communications, Inc. (AML) announced today that it entered into a letter of intent for the acquisition of Microwave Power, Inc. (MPI) in a stock-for-stock transaction.  This acquisition is subject to certain conditions and negotiation of a definitive agreement.

AML will issue approximately 2.1 million shares in exchange for all of the outstanding capital stock of MPI.  MPI is a privately held corporation that designs, manufactures, and markets high power microwave amplifiers.  The acquisition is a strategic fit for AML as MPI’s product line is complementary and advances AML’s capabilities as an industry leader.

Jacob Inbar, President and CEO of AML, commented on the acquisition: “MPI’s proprietary technology, developed by it’s founders, Dr Marina Bujatti and Dr. Franco Sechi, will enable AML to offer a whole range of new products.  In addition, MPI brings a history of profitability and a strong balance sheet.  We are excited and welcome Dr. Bujatti and Dr. Sechi to our team.”

Marina Bujatti and Franco Sechi also commented on the acquisition: “We are very happy to join AML, creating a technically diverse amplifier company ready to penetrate new markets.”

AML Communications is a designer, manufacturer and marketer of amplifiers and related products that address the Defense microwave and Wireless communications markets. The Company’s Web site is located at http://www.amlj.com.

MPI is a manufacturer of world class, high power microwave amplifiers. The Company’s Web site is located at http://www.microwavepower.com

The matters discussed in this press release contain forward looking statements including matters relating to AML's plans to aquire MPI that are subject to certain risks and uncertainties. AML assumes no obligation to update the information in this release.